Exhibit 4.3

Constellation Energy Corporation
2022 Long-Term Incentive Plan

(Effective February 1, 2022)

I.	INTRODUCTION

1.1	Purposes. The purposes of the Constellation Energy Corporation 2022 Long-Term Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and recipients of awards under this Plan by increasing the proprietary interest of such recipients in the growth and success of the Company and its Subsidiaries with which such recipients are employed, (ii) to advance the interests of the Company and its Subsidiaries by attracting and retaining Employees and Non-Employee Directors and (iii) to motivate such persons to act in the long-term best interests of the Company and its Subsidiaries, and the stockholders of the Company.

1.2	Certain Definitions.

“Affiliate” means any Person (including a Subsidiary) that directly or indirectly controls, is controlled by, or is under common control with, the Company. For purposes of this definition the term “control” with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise.

“Assumed Spin-Off Award” means an award held by a current or former employee or director of the Company, Exelon Corporation or their respective subsidiaries that was initially granted under an equity compensation plan maintained by Exelon Corporation and has been assumed by the Company in connection with the Spin-Off, pursuant to the terms of the Employee Matters Agreement between the Company and Exelon Corporation, entered into in connection with the Spin-Off.

“Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock Unit award, a Restricted Stock Unit award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan, including an Assumed Spin-Off Award.

“Award Terms” means a written award instrument between the Company and the recipient of an award and/or an award program document that has been communicated to recipients of awards, in each case which sets forth the terms of the award granted under the Plan.

“Beneficial Owner” means such term as defined in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cause” means (a) with respect to an Employee whose position is at least salary band E09 (or its equivalent), the meaning of such term as defined in the Constellation Energy Corporation Senior Management Severance Plan as in effect from time to time, or any successor plan or arrangement thereto, or (b) with respect to any other Employee, the meaning of such term as defined in the Constellation Energy Corporation Severance Benefit Plan as in effect from time to time, or any successor plan thereto, regardless of whether such Employee is eligible to participate in such plan.

“Change in Control” has the meaning set forth in Section 6.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means (i) in the case of awards granted to Employees, the Compensation Committee of the Board (or any successor committee thereto) and (ii) in the case of awards granted to Non-Employee Directors, the Corporate Governance Committee of the Board (or any successor committee thereto); provided that in either case the Board may appoint another committee consisting of two or more members of the Board, each of whom may be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) “independent” within the meaning of the rules of the principal national stock exchange on which the Common Stock is traded. References in the Plan to the “Committee” shall include any officer of the Company to whom the Committee has delegated its authority pursuant to Section 1.3(d).

“Common Stock” means the common stock, without par value, of the Company.

“Company” means Constellation Energy Corporation, a Pennsylvania corporation.

“Company Plan” has the meaning set forth in Section 6.8(b)(i).

“Corporate Transaction” has the meaning set forth in Section 6.8(a).

“Deferred Stock Unit” means a right to receive as of a designated future date one share of Common Stock or, in lieu thereof, the Fair Market Value of such share of Common Stock in cash, which is not subject to a Restriction Period or other vesting conditions.

“Deferred Stock Unit Award” means an award of Deferred Stock Units under this Plan.

“Disability” has the meaning specified in any long term disability plan maintained by the Company in which an Employee is eligible to participate; provided that a Disability shall not be deemed to have occurred until the Company and the Subsidiaries have terminated such Participant’s employment in connection with such disability, and the Participant has commenced the receipt of long-term disability benefits under such plan. If an Employee is not eligible to participate in a long-term disability plan maintained by the Company, then Disability means a termination of such Participant’s employment by the Company and the Subsidiaries due to the inability of such Participant to perform the essential functions such Participant’s position, with or without reasonable accommodation, for a continuous period of at least twelve months, as determined solely by the Committee.

“Dividend Equivalent” means an amount equal to the amount of dividends that would be paid on the number of shares of Common Stock subject to a Stock Award or Deferred Stock Unit Award (but not an Option or SAR) if such shares were issued and outstanding. Dividend Equivalents earned with respect to an award granted pursuant to this Plan shall become earned, vested and payable only if and to the extent the underlying award becomes earned, vested and payable.

“Employee” means any common law employee of the Company or a Subsidiary; provided that the term “Employee” shall not include any person rendering services under an arrangement designating him or her as an independent contractor, leased employee, temporary employee, consultant or a person otherwise designated by the Committee, the Company or a Subsidiary at the time of hire or such later time as not eligible to participate in or receive benefits under the Plan or not on such entity’s payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or a Subsidiary or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Committee in its sole and absolute discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be a Subsidiary, even if he or she continues to be employed by such employer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing market price of a share of Common Stock as reported on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that the Company may in its discretion use the closing market price of a share of Common Stock on the day preceding the date as of which such value is being determined to the extent the Committee determines such method is more practical for administrative purposes, such as for purposes of tax withholding. If the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in accordance with Section 409A of the Code.

“Free-Standing SAR” means an SAR which is not granted in tandem with, or by reference to, an Option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code, or any successor provision.

“Incumbent Board” has the meaning set forth in Section 6.8(b)(ii).

“Non-Employee Director” means any director of the Company who is not an Employee of the Company or any Subsidiary.

“Nonqualified Stock Option” means an Option which is not intended to be an Incentive Stock Option or an Incentive Stock Option that has been disqualified.

“Option” means a right granted to a Participant under the Plan allowing such Participant to purchase shares of Common Stock at such price(s) and during such period(s) as the Committee shall determine, which may be an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an Employee or a Non-Employee Director who is selected by the Committee or its delegate from time to time in its sole discretion to receive an award under the Plan.

“Performance Measures” means the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an Option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the Participant’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award or Performance Unit Award, to the Participant’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. Such criteria and objectives may include, without limitation, one or more of the following measures, each of which may be based on absolute standards or peer industry group comparatives and may be applied at various organizational levels (e.g., corporate, business unit, division): (1) cumulative shareholder value added (SVA), (2) customer satisfaction, (3) revenue, (4) primary or fully-diluted earnings per share of Common Stock, (5) net income, (6) total shareholder return, (7) earnings before interest and taxes (EBIT), (8) cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital, or any combination thereof, (9) economic value added, (10) return on equity, (11) return on capital, (12) return on assets, (13) net operating profits after taxes, (14) stock price increase, (15) return on sales, (16) debt to equity ratio, (17) payout ratio, (18) asset turnover, (19) ratio of share price to book value of shares, (20) price/earnings ratio, (21) employee satisfaction, (22) diversity, (23) market share, (24) operating income, (25) pre-tax income, (26) safety, (27) diversification of business opportunities, (28) expense ratios, (29) total expenditures, (30) completion of key projects, (31) dividend payout as percentage of net income, (32) earnings before interest, taxes, depreciation and amortization (EBITDA), or (33) any individual performance objective related to the Company, any Subsidiary or the Company’s or Subsidiary’s business. Such individual performance measures related to the Company, a Subsidiary or the Company’s or Subsidiary’s business may include, without limitation: (A) production-related factors such as generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost, (B) customer satisfaction, reliability and cost, (C) customer service-related factors such as customer satisfaction, service levels and responsiveness and bad debt collections or losses, and (D) relative performance against other similar companies in targeted areas. The measures may be weighted differently for Participants based on their management level and the extent to which their responsibilities are primarily corporate or business unit-related, and may be based in whole or in part on the performance of the Company, a Subsidiary, division and/or other operational unit under one or more of such measures. The Committee, in its sole discretion, may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting principles.

“Performance Period” means any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Performance Share Award” means an award of Performance Shares under this Plan.

“Performance Share” means a means a right to receive, contingent upon the attainment of specified Performance Measures within a specified Performance Period and the expiration of any applicable Restriction Period, one share of Common Stock or, in lieu thereof, the Fair Market Value of such share of Common Stock in cash.

“Performance Unit” means a right to receive, contingent upon the attainment of specified Performance Measures within a specified Performance Period and the expiration of any applicable Restriction Period, a specified cash amount or, in lieu thereof, shares of Common Stock having a Fair Market Value equal to such cash amount.

“Performance Unit Award” means an award of Performance Units under this Plan.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

“Plan” has the meaning set forth in Section 1.1.

“Restricted Stock” means shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” means an award of Restricted Stock under this Plan.

“Restricted Stock Unit” means a right to receive one share of Common Stock or, in lieu thereof, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” means an award of Restricted Stock Units under this Plan.

“Restriction Period” means any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Award Terms relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

“Restrictive Covenant” has the meaning set forth in Section 2.4(f).

“Retirement” means the retirement of an Employee from employment with the Company and the Subsidiaries on or after attaining at least age 55 and completing at least ten years of service with the Company and its Subsidiaries including, with respect to Participants who were employed immediately prior to the Spin-Off by Exelon Corporation or one of its Subsidiaries and employed immediately after the Spin-Off by the Company or one of its Subsidiaries, years of service with Exelon Corporation and its Subsidiaries.

“SAR” means a stock appreciation right, which may be a Free-Standing SAR or a Tandem SAR.

“SEC Person” means any person (as such term is used in Rule 13d-5 under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than (i) the Company or an Affiliate, or (ii) any employee benefit plan (or any related trust) of the Company or any of its Affiliates.

“Spin-Off” means the distribution of shares of Stock to the stockholders of Exelon Corporation Inc. in 2022 pursuant to the Separation Agreement between the Company and Exelon Corporation, entered into in connection with such distribution.

“Stock Award” means a Restricted Stock Award, a Restricted Stock Unit Award, or a Performance Share Award.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture or similar entity in which the Company or Exelon Corporation, as the case may be, owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

“Tandem SAR” means an SAR which is granted in tandem with, or by reference to, an Option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Option, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such Option, or portion thereof, which is surrendered.

“Tax Date” has the meaning set forth in Section 6.5.

“Voting Securities” means with respect to a corporation, securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

“10% Holder” has the meaning set forth in Section 2.2(a).

“20% Owner” has the meaning set forth in Section 6.8(b)(i).

1.3	Administration.

(a)	Awards to Employees. Awards granted to Employees under this Plan shall be administered by the Committee. Any one or a combination of the following awards may be granted under this Plan to eligible Employee Participants: (i) Options, (ii) SARs, (iii) Stock Awards, (iv) Performance Units and (v) Deferred Stock Units. Such Committee shall, subject to the terms of this Plan, determine eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Restricted Stock Units, the number of Deferred Stock Units and the number of Performance Units subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Award Terms evidencing the award.

(b)	Awards to Non-Employee Directors. Awards granted to Non-Employee Directors under this Plan shall be administered by the Committee. Any one or a combination of the following awards may be granted under this Plan to Non-Employee Directors: (i) Options in the form of Nonqualified Stock Options, (ii) SARs, (iii) Stock Awards, (iv) Performance Units and (v) Deferred Stock Units. Such Committee shall, subject to the terms of this Plan, determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Restricted Stock Units, the number of Deferred Stock Units and the number of Performance Units subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Award Terms evidencing the award.

(c)	Acceleration or Modification of Awards. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding Options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock or Restricted Stock Units shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Performance Share Award or Performance Units shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding award shall be deemed to be satisfied at the target or any other level not exceeding the maximum allowable under its terms. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

(d)	Delegation Authority. The Committee may delegate some or all of its power and authority hereunder to the Board or, with respect to awards granted to Employees and subject to applicable law, to the Chief Executive Officer or other officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power and authority to the Chief Executive Officer or other officer of the Company with regard to the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act, or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person and (ii) the awards granted by the Chief Executive Officer or other officer pursuant to such delegation shall not exceed the limits set forth in Section 1.6(a) and 1.6(b).

(e)	No Liability. No member of the Board or Committee, and neither the Chief Executive Officer nor any other officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Articles of Incorporation and/or Bylaws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

(f)	Quorum. A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4	Eligibility. Participants in this Plan shall consist of such Employees, Non-Employee Directors and persons expected to become Employees or Non-Employee Directors as the Committee in its sole discretion may select from time to time and subject to any such additional conditions as the Company may require from time to time (including, but not limited to, with respect to Employees, execution of Restrictive Covenants). The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. For purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary.

1.5	Shares Available.

(a)	Subject to adjustment as provided in Section 6.7, the aggregate number of shares of Common Stock available for all awards granted under the Plan, including the aggregate number of shares of Stock subject to all Assumed Spin-Off Awards, shall be 20,000,000 shares, reduced by (iii) the sum of the aggregate number of shares of Common Stock which become subject to outstanding Options, outstanding Free-Standing SARs and outstanding Stock Awards and Deferred Stock Units granted under the Plan and shares of Common Stock delivered upon the settlement of Performance Units granted under the Plan.

(b)	To the extent that shares of Common Stock subject to an outstanding award granted under the Plan or any Assumed Spin-Off Award are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related tandem SAR or shares subject to a tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan. In addition, shares of Common Stock that are tendered or withheld to satisfy any tax withholding obligations with respect to an award granted under this Plan or any Assumed Spin-Off Award, other than an option or a stock appreciation right, shall increase the number of shares available for future grants under this Plan. For the avoidance of doubt, the following shares of Common Stock shall not become available again for future grants under this Plan: (i) any shares that are withheld by the Company or tendered by a Participant (by actual delivery or attestation) on or after the effective date of this Plan to pay the exercise price of an Option or to satisfy tax withholding obligations with respect to an Option or SAR; and (ii) any shares that were subject to a stock-settled SAR that were not issued upon its exercise; and (iii) any shares that were purchased by the Company on the open market with the proceeds from the exercise of an Option on or after the effective date of this Plan. Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

1.6	Award Limits. The aggregate value of cash compensation and the grant date fair value of equity-based compensation awards that may be granted in any single year to any Non-Employee Director, as determined under applicable accounting standards used by the Company, shall not exceed $600,000, or $900,000 for any Non-Employee Director serving as independent chair of the Board.

1.7	Minimum Vesting Requirements. All awards granted under the Plan (not including Assumed Spin-Off Awards) shall be granted subject to a minimum Restriction Period of at least twelve (12) months, such that no such awards shall vest or otherwise become exercisable in whole or in part prior to the first anniversary of the applicable grant date; provided, however, the Committee may grant any such awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the shares of Common Stock initially reserved for issuance under the Plan. This Section 1.7 shall not restrict the right of the Committee to accelerate or continue the vesting or exercisability of an award upon or after a Change in Control or termination of employment or service or otherwise pursuant to Section 1.3(c) of the Plan.

1.8	Clawback. All awards granted under the Plan shall be subject to the Company’s policies on the clawback or recoupment of gains realized from any awards as may be in effect from time to time.

II.	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1	Stock Options. The Committee may grant Options to purchase shares of Common Stock to any Participant; provided, however, that Incentive Stock Options may only be granted to Employees. Each Option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. Each Option shall be granted within 10 years after the date on which this Plan is approved by the Board. To the extent that the aggregate grant date Fair Market Value of shares of Common Stock with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such Options shall constitute Nonqualified Stock Options.

2.2	Terms. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)	Number of Shares and Purchase Price. The number of shares of Common Stock subject to an Option and the purchase price per share of Common Stock purchasable upon exercise of the Option shall be determined by the Committee; provided, however, that the purchase price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such Option is granted, owns capital stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “10% Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

(b)	Option Period and Exercisability. Subject to Section 1.7, the period during which an Option may be exercised shall be determined by the Committee; provided, however, that no Option shall be exercised later than 10 years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a 10% Holder, such Option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, determine that an Option is to be granted with applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant of such Option or to the exercisability of all or a portion of such Option. The Committee shall determine whether an Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c)	Method of Exercise. An Option may be exercised (i) by giving notice to the Company or its representative, or by using other methods of notice as the Committee shall adopt, specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full, and without any extension of credit, either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Award Terms relating to the Option, (ii) if applicable, by surrendering to the Company or its representative any Tandem SARs which are cancelled by reason of the exercise of the Option and (iii) by executing such documents as the Company or its representative may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued until the full purchase price therefor and any withholding taxes thereon, as described in Section 6.5, have been paid.

2.3	Stock Appreciation Rights. The Committee may grant SARs to any Participant. The Award Terms relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR. SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)	Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related Option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

(b)	Exercise Period and Exercisability. The Award Terms relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than 10 years after its date of grant; and provided, further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related Option. The Committee may, in its discretion, establish Performance Measures which shall be met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, the shares shall be transferred to the holder in book entry form with restrictions on the Shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(e). Prior to the exercise of an SAR for shares of Common Stock, including Restricted Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c)	Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company or its representative, or by using other methods of notice as the Committee shall adopt, specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any Options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company or its representative specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request.

2.4	Termination of Employment Following Grant to Employee.

(a)	Retirement or Disability. Unless otherwise specified in the Award Terms relating to an award granted to an Employee, if the holder of an Option or SAR ceases to be an Employee by reason of such holder’s Retirement or Disability, each Option and SAR held by such holder shall be fully exercisable, and may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until and including the earlier to occur of (i) the date which is five years after the effective date of such holder’s termination of employment by reason of Retirement or Disability and (ii) the expiration date of the term of such Option or SAR.

(b)	Death. Unless otherwise specified in the Award Terms relating to an Option or SAR, as the case may be, if the holder of an Option or SAR ceases to be an Employee by reason of such holder’s death, each Option and SAR held by such holder shall be fully exercisable, and may thereafter be exercised by such holder’s executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (i) the date which is three years after the date of death and (ii) the expiration date of the term of such Option or SAR.

(c)	Termination for Cause. Unless otherwise specified in the Award Terms relating to an Option or SAR, as the case may be, if the holder of an Option or SAR ceases to be an Employee due to a termination of employment by the Company for Cause, each Option and SAR held by such holder shall be cancelled and cease to be exercisable as of the effective date of such termination of employment.

(d)	Other Termination. Subject to Section 2.4(e) below and unless otherwise specified in the Award Terms relating to an Option or SAR, as the case may be, if the holder of an Option or SAR ceases to be an Employee for any reason other than as described in Section 2.4(a), Section 2.4(b) or Section 2.4(c), then each Option and SAR held by such holder shall be exercisable only to the extent that such Option or SAR is exercisable on the effective date of such holder’s termination of employment, and may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until and including the earlier to occur of (i) the date which is 90 days after the effective date of such holder’s termination of employment and (ii) the expiration date of the term of such Option or SAR.

(e)	Death Following Termination of Employment. Unless otherwise specified in the Award Terms relating to an Option or SAR, as the case may be, if the holder of an Option or SAR dies during the applicable post-termination exercise period described in Section 2.4(d), each Option and SAR held by such holder shall be exercisable only to the extent that such Option or SAR, as the case may be, is exercisable on the date of such holder’s death and may thereafter be exercised by the holder’s executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the expiration date of the term of such Option or SAR.

(f)	Breach of Restrictive Covenant. Notwithstanding Sections 2.4(a) through (e), if the holder of an Option or SAR breaches his or her obligations to the Company or any Subsidiary under a noncompetition, non-solicitation, confidentiality, intellectual property or other restrictive covenant (a “Restrictive Covenant”), each Option and SAR held by such holder shall be cancelled and cease to be exercisable as of the date on which the holder first breached such Restrictive Covenant, and the Company thereafter may require the repayment of any amounts received by such holder in connection with an exercise of such Option or SAR in accordance with Section 1.8.

2.5	Auto-Exercise of Expiring Options. Notwithstanding the foregoing, and unless otherwise provided in the applicable Award Terms, in the event that an Option or an SAR is not exercised by the last day on which it is exercisable, and the purchase price or base price per share is below the Fair Market Value of a share of Common Stock on such date by at least a minimum amount as may be determined by the Committee or its delegate, the Option or SAR shall be deemed exercised on such date, and a number of shares of Common Stock having a Fair Market Value equal to the excess of (i) the Fair Market Value of the aggregate number of shares of Common Stock subject to such Option or SAR, to the extent vested on such date, minus (ii) the exercise price or base price and any required tax withholding and any applicable costs, shall be issued to the holder of such award.

2.6	No Repricing. Unless approved by the Company’s stockholders, the Committee shall not (i) reduce the purchase price or base price of any previously granted Option or SAR, (ii) cancel any previously granted Option or SAR in exchange for another Option or SAR with a lower purchase price or base price or (iii) cancel any previously granted Option or SAR in exchange for cash or another award if the purchase price of such Option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 6.7.

2.7	No Dividend Equivalents. Notwithstanding anything in an Award Terms to the contrary, the holder of an Option or SAR shall not be entitled to receive Dividend Equivalents with respect to the number of shares of Common Stock subject to such Option or SAR.

III.	STOCK AWARDS

3.1	Stock Awards. The Committee may grant Stock Awards to any Participant. The Award Terms relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, Restricted Stock Unit Award, or Performance Share Award. The Committee may determine that a Restricted Stock Award or Restricted Stock Unit Award is to be granted subject to performance conditions and may establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant or vesting of all or a portion of such award.

3.2	Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall be subject to such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)	Number of Shares and Other Terms. The Committee shall determine the number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period and Performance Measures (if any) applicable to such award.

(b)	Vesting. Subject to Section 1.7, the Award Terms relating to a Restricted Stock Award shall provide, in the manner determined by the Committee and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains an Employee or Non-Employee Director (as applicable) throughout the specified Restriction Period and (ii) if applicable, if specified Performance Measures are satisfied or met during a specified Performance Period.

(c)	Forfeiture. The Award Terms relating to a Restricted Stock Award shall provide, in the manner determined by the Committee and subject to the provisions of this Plan, for the forfeiture of the shares of Common Stock subject to such award (i) if the holder of such award does not remain an Employee or Non-Employee Director (as applicable) throughout the specified Restriction Period or (ii) if applicable, if specified Performance Measures are not satisfied or met during a specified Performance Period.

(d)	Stock Issuance. During the Restriction Period, the shares underlying the Restricted Stock Award shall be held by a custodian in book entry form with the restrictions (including the terms and conditions of this Plan, and the Award Terms relating to the Restricted Stock Award) on such shares duly noted. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 6.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form.

(e)	Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Award Terms relating to a Restricted Stock Award, and subject to the terms and conditions set forth in this Section 3.2, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that any such distribution or dividend shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution or dividend was made.

3.3	Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)	Number of Shares and Other Terms. The Committee shall determine the number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period and Performance Measures (if any) applicable to such award.

(b)	Vesting. Subject to Section 1.7, the Award Terms relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains an Employee or Non-Employee Director throughout the specified Restriction Period and (ii) if applicable, if specified Performance Measures are satisfied or met during a specified Performance Period.

(c)	Forfeiture. The Award Terms relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee and subject to the provisions of this Plan, for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain an Employee or Non-Employee Director (as applicable) throughout the specified Restriction Period or (y) if applicable, if specified Performance Measures are not satisfied or met during a specified Performance Period.

(d)	Settlement of Vested Restricted Stock Unit Awards. The Award Terms relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock, including Restricted Stock, or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive Dividend Equivalents and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred Dividend Equivalents, with respect to the number of shares of Common Stock subject to such award. Any Dividend Equivalents credited with respect to Restricted Stock Units shall be subject to the same restrictions that apply to such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

(e)	Breach of Restrictive Covenant. Notwithstanding the foregoing provisions of this Section 3.3, if the holder of a Restricted Stock Unit Award breaches his or her obligations to the Company or any Subsidiary under a Restrictive Covenant, each Restricted Stock Unit held by such holder shall be cancelled as of the date on which the holder first breached such Restrictive Covenant, and the Company thereafter may require the repayment of any amounts received by such holder in connection with such award in accordance with Section 1.8.

3.4	Terms of Performance Share Awards. Performance Share Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)	Number of Shares and Other Terms. The Committee shall determine the number of shares of Common Stock subject to a Performance Share Award and the Restriction Period, the Performance Period and the Performance Measures applicable to such award.

(b)	Vesting. Subject to Section 1.7, the Award Terms relating to a Performance Share Award shall provide, in the manner determined by the Committee and subject to the provisions of this Plan, for the vesting of such Performance Share Award (i) if the holder of such award remains an Employee or Non-Employee Director throughout the specified Restriction Period and (ii) if specified Performance Measures are satisfied or met during the specified Performance Period.

(c)	Forfeiture. The Award Terms relating to a Performance Share Award shall provide, in the manner determined by the Committee and subject to the provisions of this Plan, for the forfeiture of the shares of Common Stock subject to such award(x) if the holder of such award does not remain an Employee or Non-Employee Director (as applicable) throughout the specified Restriction Period or (y) if specified Performance Measures are not satisfied or met during the specified Performance Period.

(d)	Settlement of Vested Performance Share Awards. The Award Terms relating to a Performance Share Award shall specify (i) whether such award may be settled in shares of Common Stock, including Restricted Stock, or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive Dividend Equivalents and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred Dividend Equivalents, with respect to the number of shares of Common Stock subject to such award. Any Dividend Equivalents credited with respect to Performance Share Award shall be subject to the same restrictions that apply to the shares of Common Stock subject to such Performance Share Award. Prior to the settlement of a Performance Share Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

3.5	Termination of Employment or Service as a Non-Employee Director. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award upon a Participant’s termination of employment as an Employee or service as a Non-Employee Director, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable Award Terms.

IV.	PERFORMANCE UNIT AWARDS

4.1	Performance Unit Awards. The Committee may grant Performance Unit Awards to any Participant.

4.2	Terms of Performance Unit Awards. Performance Unit Awards shall be subject to the following terms and conditions and shall be subject to such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)	Number of Performance Units and Performance Measures. The number of Performance Units subject to a Performance Unit Award and the Performance Measures and Performance Period applicable to a Performance Unit Award shall be determined by the Committee.

(b)	Vesting and Forfeiture. Subject to Section 1.7, the Award Terms relating to a Performance Unit Award shall provide, in the manner determined by the Committee and subject to the provisions of this Plan, for the vesting of such Performance Unit Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c)	Settlement of Vested Performance Unit Awards. The Award Terms relating to a Performance Unit Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Unit Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(e). Any Dividend Equivalents credited with respect to Performance Units shall be subject to the same restrictions that apply to such Performance Units. Prior to the settlement of a Performance Unit Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

(d)	Breach of Restrictive Covenant. Notwithstanding the foregoing provisions of this Section 4.2, if the holder of a Performance Unit Award breaches his or her obligations to the Company or any Subsidiary under a Restrictive Covenant, each Performance Unit Award held by such holder shall be cancelled as of the date on which the holder first breached such Restrictive Covenant, and the Company thereafter may require the repayment of any amounts received by such holder in connection with such award in accordance with Section 1.8.

4.3	Termination of Employment or Service as a Non-Employee Director. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Unit Award, or any forfeiture and cancellation of such award upon a termination of employment as an Employee or service as a Non-Employee Director of the holder of such award, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable Award Terms.

V.	DEFERRED STOCK UNITS

5.1	Deferred Stock Unit Awards. The Committee may grant Deferred Stock Unit Awards to any Participant.

5.2	Terms of Deferred Stock Unit Awards. Subject to the minimum vesting restrictions in Section 1.7, Deferred Stock Unit Awards shall be subject to the following terms and conditions and shall be subject to such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)	Number of Shares and Other Terms. The Committee shall determine the number of shares of Common Stock subject to a Deferred Stock Unit Award and the time or times at which the shares of Common Stock subject to such Deferred Stock Units shall be issued or delivered, or whether cash in lieu of such shares shall be paid, to the holder of such Deferred Stock Units.

(b)	Settlement of Deferred Stock Unit Awards. The Award Terms relating to a Deferred Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive Dividend Equivalents and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred Dividend Equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a Deferred Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

VI.	GENERAL

6.1	Effective Date and Term of Plan.

(a)	The Plan is effective as of February 1, 2022 (the “Effective Date”), subject to approval of the Plan by Exelon Corporation, as the Company’s sole stockholder. This Plan shall terminate ten (10) years after its effective date, unless terminated earlier by the Committee. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

(b)	Awards hereunder may be granted at any time prior to the termination of this Plan, provided that, subject to Section 2.1, no award may be granted later than ten (10) years after the effective date of this Plan. In the event that this Plan is not approved by the stockholder of the Company, this Plan and any awards hereunder shall be void and of no force or effect.

6.2	Amendments. The Committee may amend this Plan, as advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the principal national stock exchange on which the Common Stock is then traded; provided, however, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

6.3	Award Terms. Each award under this Plan shall be evidenced by Award Terms setting forth the terms and conditions applicable to such award. No award shall be valid until such terms are approved by the Committee and communicated to (and accepted by, where applicable) the recipient of such award at such time and in such manner as shall be prescribed by the Company.

6.4	Assumed Spin-Off Awards. Notwithstanding anything in this Plan to the contrary, each Assumed Spin-Off Award shall be subject to the terms and conditions of the equity compensation plan and award agreement to which such Award was subject immediately prior to the Spin-Off, subject to the adjustment of such Award by the Compensation Committee of Exelon Corporation and the terms of the Employee Matters Agreement between the Company and Exelon Corporation, entered into in connection with the Spin-Off, provided that following the date of the Spin-Off, each such Award shall relate solely to shares of Stock and be administered by the Committee in accordance with the administrative procedures in effect under this Plan.

6.5	Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Award Terms relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder. Except to the extent permitted by the foregoing sentence or the Award Terms relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

6.6	Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, or upon the vesting of any award that is considered deferred compensation, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. The applicable Award Terms may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (C) in the case of the exercise of an Option and except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) any combination of (A) and (B), in each case to the extent set forth in the Award Terms relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Employee’s applicable jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences or for administrative convenience. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder or paid in fractional form, as determined by the Committee.

6.7	Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.

6.8	Adjustment for Equity Restructuring or Change in Capitalization. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding Option and SAR (including the number and class of securities subject to each outstanding Option or SAR and the purchase price or base price per share and any applicable Performance Measures), the terms of each outstanding Stock Award (including the number and class of securities subject thereto and any applicable Performance Measures), the terms of each outstanding Performance Unit Award (including the Performance Measures and the number and class of securities subject thereto, if applicable) and the terms of each outstanding Deferred Stock Award (including the number and class of securities subject thereto), shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.9	Corporate Transactions; Change in Control.

(a)	If the Company shall be a party to a reorganization, merger, or consolidation or sale or other disposition of more than 50% of the operating assets of the Company (determined on a consolidated basis), other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) (a “Corporate Transaction”), the Board (as constituted prior to any Change in Control resulting from such Corporate Transaction) may, in its discretion:

(i)	require that (A) some or all outstanding Options and SARs shall immediately become exercisable in full or in part, (B) the Restriction Period applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Unit Awards shall lapse in full or in part, (C) the Performance Period applicable to some or all outstanding Performance Share Awards, Performance Unit Awards or other performance-based awards shall lapse in full or in part, and (D) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target or any other level not exceeding the maximum levels allowable under their respective terms;

(ii)	require that shares of capital stock of the corporation resulting from such Corporate Transaction, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 6.7; and/or

(iii)	require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an Option or an SAR, the number of shares of Common Stock then subject to the portion of such Option or SAR surrendered, to the extent such Option or SAR is then exercisable or becomes exercisable pursuant to Section 6.8(a)(i), multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Corporate Transaction, over the purchase price or base price per share of Common Stock subject to such Option or SAR, (2) in the case of a Stock Award, the number of shares of Common Stock then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, on such Stock Award have lapsed or will lapse pursuant to Section 6.8(a)(i) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to 6.8(a)(i), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Corporate Transaction, (3) in the case of a Performance Unit Award, the value of the Performance Units then subject to the portion of such award surrendered, to the extent the Performance Period applicable so such award has lapsed or will lapse pursuant to Section 6.8(a)(i) and to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 6.8(a)(i) and (4) in the case of a Deferred Stock Unit Award, the number of shares of Common Stock then subject to the portion of such award surrendered multiplied by the Fair Market Value of a share of Common Stock as of the date of the Corporate Transaction; (B) shares of capital stock of the corporation resulting from such Corporate Transaction, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above; provided that in the case of an award that is considered deferred compensation, within the meaning of Section 409A of the Code, no delivery of shares or payment of cash shall be accelerated pursuant to this Section 6.8(a) to the extent such acceleration would result in additional taxes under Section 409A of the Code.

(b)	For purposes of the Plan, “Change in Control” means, except as otherwise provided below, the first to occur of any of the following events after the date of the Spin-Off:

(i)	any SEC Person becomes the Beneficial Owner of 20% or more of the then outstanding common stock of the Company or of Voting Securities representing 20% or more of the combined voting power of all the then outstanding Voting Securities of the Company (such an SEC Person, a “20% Owner”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (a “Company Plan”), or (4) any acquisition by any corporation pursuant to a transaction which complies with paragraphs (A), (B) and (C) of subsection (iii) of this definition; provided further, that for purposes of clause (2), if any 20% Owner of the Company other than the Company or any Company Plan becomes a 20% Owner by reason of an acquisition by the Company, and such 20% Owner of the Company shall, after such acquisition by the Company, become the Beneficial Owner of any additional outstanding common shares of the Company or any additional outstanding Voting Securities of the Company (other than pursuant to any dividend reinvestment plan or arrangement maintained by the Company) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control; or

(ii)	During any 24-month period beginning on the effective date of the Plan, individuals who as of the beginning of such period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	consummation of a Corporate Transaction by the Company; excluding, however, a Corporate Transaction pursuant to which:

(A)	all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding common stock of Company and outstanding Voting Securities of the Company immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the outstanding common stock of Company and outstanding Voting Securities of the Company, as the case may be;

(B)	no SEC Person (other than the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such corporate Transaction, directly or indirectly, 20% or more of the outstanding common stock of the Company or the outstanding Voting Securities of the Company, as the case may be) becomes a 20% Owner, directly or indirectly, of the then-outstanding common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation; and

(C)	individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)	Approval by the Company’s stockholders of a plan of complete liquidation or dissolution of the Company, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all of the assets of the Company by an Affiliated company.

Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to an award if, in advance of such event, the holder of such award agrees in writing that such event shall not constitute a Change in Control.

6.10	Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as shall be set forth in a deferral plan or program established by the Committee in its sole discretion in accordance with Section 409A of the Code.

6.11	No Right of Participation or Employment. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment or service with the Company, any Subsidiary or any Affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any Affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

6.12	Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

6.13	Designation of Beneficiary. A holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding Option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such Option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding Option and SAR hereunder held by such holder, to the extent exercisable, may be exercised by such holder’s executor, administrator, legal representative or similar person.

6.14	Governing Law. This Plan, each award hereunder and the related Award Terms, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the Commonwealth of Pennsylvania and construed in accordance therewith without giving effect to principles of conflicts of laws, and, to the extent applicable, section 409A of the Code.

6.15	Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals or otherwise subject to the laws of a non-U.S. jurisdiction on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.